                               TMI HOLDINGS, INC.
                        (FORMERLY THRIFT MANAGEMENT, INC.)


          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


The following table presents the computation of basic and diluted net income
(loss) per share:


                                                             Three Months Ended                       Nine Months Ended
                                                       --------------------------------       ----------------------------------
                                                       September 30,      September 24,       September 30,        September 24,
                                                            2001              2000                2001                 2000
                                                       -------------      -------------       -------------        -------------
Numerator:
     Income (loss) before extraordinary gain            $   194,057        $  (505,152)        $   (87,711)        $(1,465,434)
     Extraordinary gain on debenture settlement                  --                 --             408,552                  --
                                                        -----------        -----------         -----------         -----------
     Net income (loss)                                  $   194,057        $  (505,152)        $   320,841         $(1,465,434)
                                                        ===========        ===========         ===========         ===========
Denominator:
     Denominator for basic loss per
     share--weighted-average shares                       3,047,210          2,547,210           2,987,210           2,465,710

     Effect of dilutive securities:
       Stock options                                          9,315                 --              18,917                  --
                                                        -----------        -----------         -----------         -----------
     Denominator for diluted loss per share               3,056,525          2,547,210           3,006,127           2,465,710
                                                        ===========        ===========         ===========         ===========
                Income (loss) per share:

     Basic and diluted:
     Income (loss) before extraordinary gain            $      0.06        $     (0.20)        $     (0.03)        $     (0.59)

     Extraordinary gain on debenture settlement                  --                 --                0.14                  --
                                                        -----------        -----------         -----------         -----------
     Net income (loss)                                  $      0.06        $     (0.20)        $      0.11         $     (0.59)
                                                        ===========        ===========         ===========         ===========






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